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                                                                    EXHIBIT 12.1

Dynegy Inc. - Computations of Ratio of Earnings to Fixed Charges & Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
(in 000s, except ratio)


                                                                                                                    For the quarter
                                                                                                                        ended
                                                               2001         2000       1999      1998      1997     March 31, 2002
                                                               ----         ----       ----      ----      ----     ---------------
Computation of Earnings:
         Pre-tax income from continuing operations            915,145     761,144    226,526   158,691    (149,895)        166,776
         Less: Undistributed loss from equity investees       142,056      86,421     13,754     6,477       4,073         (42,501)
                                                           ----------  ----------   --------  --------   ---------        --------
           Computed Earnings                               $  773,089  $  674,723   $212,772  $152,214   $(153,968)       $209,277
                                                           ----------  ----------   --------  --------   ---------        --------
Fixed Charges:
         Interest costs:
            Expensed                                          250,173     243,364     75,730    73,672      63,455          75,986
            Capitalized                                        20,257      30,105     16,695     7,591       8,800           4,392
         Preferred security dividends of consolidated
          subsidiaries                                         25,351      29,173     17,023    17,023      10,232          12,248
         Amortization of interest rate hedges                   2,226       2,851          -         -           -           1,132
         Amortization of financing costs                        6,840       4,146      2,434     1,320         943           1,720
         Amortization of premium / discount                         -           -          -    (2,568)     (6,768)              7
         Rental expense representative of interest factor     176,480      49,034     13,786    20,698      13,572          39,857
                                                           ----------  ----------   --------  --------   ---------        --------
            Total fixed charges                            $  481,327  $  358,873   $125,668  $117,736   $  90,234        $135,342
                                                           ----------  ----------   --------  --------   ---------        --------
         Pre-tax computed earnings and fixed charges,
          less capitalized interest                        $1,234,159  $1,003,491   $321,745  $262,359   $ (72,534)       $340,227
                                                           ==========  ==========   ========  ========   =========        ========
Preferred Dividends:
  Non-recurring special dividend paid to BG and NOVA                -      31,800          -         -           -               -
                                                           ----------  ----------   --------  --------   ---------        --------
  Gross-up to pre-tax based on effective tax rates         $        -  $   48,182   $      -  $      -   $       -        $      -

Ratio of earnings to fixed charges                               2.56        2.80       2.56      2.23          (a)           2.51
                                                           ----------  ----------   --------  --------   ---------        --------
Ratio of earnings to fixed charges and preferred
 dividends                                                       2.56        2.47       2.56      2.23          (a)           2.51
                                                           ----------  ----------   --------  --------   ---------        --------

For the quarter ended March 31, 2002 the Company did not have preferred dividends declared or paid.